Exhibit 99.2

SYSTEM1 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “System1,” “we,” “us,” “our” and other similar terms refer to S1 Holdco, LLC and its subsidiaries prior to the Business Combination.

The following discussion and analysis of the financial condition and results of operations of System1 should be read together with our audited consolidated financial statements, unaudited condensed consolidated financial statements, and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the year ended December 31, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

We are an omnichannel customer acquisition platform, delivering high-intent customers to advertisers and to our own subscription products. We provide these services through our proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire users on our behalf, RAMP allows us to monetize these acquired users through our relationships with third party advertisers and advertising networks, which we refer to as our “Advertising Partners”. RAMP also allows third party advertising platforms and publishers, which we refer to as our Network Partners, to send user traffic to and monetize user traffic on our websites. RAMP is integrated across our network of owned and operated websites and related products, allowing us to monetize user traffic that we source from acquisition marketing channels, including Google, Facebook and Taboola.

Through RAMP, we process approximately almost 15 million daily advertising campaign optimizations and ingest 6 billion rows of data daily across 50 advertising verticals. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.

We were founded in 2013 with a focus on monetizing user traffic acquired by our network. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our own behalf. Today we own and operate over 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, Mapquest and ActiveBeat.

S1 Holdco, LLC was formed as a limited liability company (“LLC”) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions.

The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of System1, acquired a 50.1% interest in Protected.net Group Limited (f/k/a SS Protect Limited) (“Protected”) for a total consideration of $55,000. System1 consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.

On November 13, 2020 the Company disposed of its interest in Protected in a sale to a group led by Protected and System1 management. Accordingly, the results of Protected have been accounted for as discontinued operations for the periods ended December 31, 2020 and prior.

The Business Combination

On June 28, 2021, the Company entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”). On January 27, 2022 (the “Closing Date”), the Company consummated the business combination (the “Business Combination”) pursuant to the Business Combination Agreement. Following the consummation of the Business Combination, the combined company (“Post Closing Company”) is organized in an “Up-C” structure, in which substantially all of the assets and business of System1 is held by S1 Holdco. The combined Companies’ business continues to operate through the subsidiaries of S1 Holdco and Protected.

The consideration paid to the existing Securityholders of System1 and Protected in connection with the Transaction was a combination of cash and equity consideration.

The aggregate cash consideration payable under the Business Combination Agreement (“Closing Cash Consideration”) was approximately $445,432 of which approximately $195,070 cash proceeds was received by System1 Equityholders and Protected Equityholders, and $250,362 cash proceeds was received by Court Square.

The aggregate equity consideration paid under the Business Combination Agreement and/or retained S1 Holdco Class B Units (“Closing Equity Consideration”) was approximately $667,500, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A Common Stock (valued at $10.00 per share), RSUs and Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10.00 per share).

In connection with the Business Combination, Trebia and Cannae Holdings, Inc. entered into the Backstop Agreement (the “Backstop Agreement”) whereby Cannae agreed, subject to the other terms and conditions, to subscribe for Trebia Class A Common Stock in order to fund redemptions by shareholders of Trebia. As a result of shareholder redemptions, Trebia shareholders provided $7,031 of funding and Cannae provided $246,484 per the Backstop Agreement.

In connection with the Business Combination Agreement, Trebia entered into a Term Loan arranged by Bank of America, whereby System1 Midco, LLC, as a borrower, would receive a term loan of $400,000 (“Term Loan”) , and a $50,000 revolving facility (the “Revolving Facility” and, together with the Term Loan, the “New Facility”). The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan and with an originating issuer discount of 6%, and $376,000 of Term Loan proceeds in aggregate. The Revolving Facility will mature five years after the Closing. The New Facility, along with the proceeds from the Business Combination noted above, will be used to pay off the Company’s outstanding term loan due 2022, distribute cash to existing shareholders, provide cash for working capital, and pay transaction fees incurred with the Business Combination.

Concurrently with the consummation of the Business Combination, System1 entered into a tax receivable agreement with Trebia (the “Tax Receivable Agreement”), pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.

COVID-19

The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period of time until the virus is contained or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See “Risk Factors” for further discussion of the adverse impacts of the COVID-19 pandemic on our business.

Components of Our Results of Operations

Segment Results:

We operate in two reportable segments.

The following summarizes revenue and adjusted gross profit by reportable segment for the years ended December 31:

	For Years Ended December 31,
	2021	2020	2019
Revenue:
Owned and Operated	$652,884	$437,501	$369,570
Partner Network	35,505	38,476	37,923

	$688,389	$475,977	$407,493

	For Years Ended December 31,
	2021	2020	2019
Segment Adjusted Gross Profit:
Owned and Operated	$143,284	$110,012	$108,635
Partner Network	35,505	38,476	37,923

	$178,789	$148,488	$146,558

Revenue

Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of the RAMP platform and related services provided to them to direct advertising by the Advertising Partners on traffic acquired and directed to the Company’s platform by the Network Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis. The Company does not control the underlying advertising space, the Company does not acquire the traffic and does not have risk of loss, and the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.

The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners and in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.

The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per- click or cost-per-thousand impression basis. The payment term is typically 30 days.

The Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation. Therefore, revenue from SS Protect has been excluded from our results of operations. Please see Note 17 of the S1 Holdco, LLC and Subsidiaries Consolidated Financial Statements for the year ended December 31, 2021 for more information.

Revenue may fluctuate from period to period due to a number of factors including seasonality and the shift in mix of user acquisition sources from Advertising Partners.

Operating Expenses

We classify our operating expenses into the following four categories:

Cost of Revenues. Cost of revenues includes traffic acquisition costs which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. The Company does not pay any up-front payments, incentive payments or bonuses and such costs are expensed as incurred.

We expect platform operations expenses to increase in absolute dollars in future periods as we incur higher traffic acquisition expenses and drive more user traffic through our platform, including to Mapquest.

Salaries, Commissions, and Benefits. Salaries, commissions and benefits expenses include salaries, bonuses, stock-based compensation, costs incurred in the preliminary project and post-implementation stages of internal-use software development, employee benefits costs associated with our executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Selling, General, and Administrative. Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment. These costs are expensed as incurred.

We expect to continue to invest in corporate infrastructure to support our growth. We expect general and administrative expenses to increase in absolute dollars in future periods.

Depreciation and Amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Other Expenses

Other expenses consist of the following:

Interest Expense. Interest expense is primarily related to our debt, which carries a variable interest rate.

Other Income (Expense). Other income (expense) is primarily related to realized losses on the sale of investments in equity securities.

Provision for (Benefit from) Income Taxes

The provision for (benefit from) income taxes consist primarily of U.S. federal, state, and foreign income taxes. The Company has elected to be taxed as an LLC for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.

Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations

The following tables set forth our consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year Ended December 31,
($ in thousands)	2021	2020	2019
Revenue	$688,389	$475,977	$407,493
Operating expenses:
Cost of revenues	521,113	340,996	275,770
Salaries, commissions, and benefits	66,747	55,548	48,389
Selling, general, and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244

Total operating expenses	637,558	433,355	355,363
Operating income	50,831	42,622	52,130
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Income from continuing operations before income tax	33,961	18,271	24,951
Income tax expense	965	1,907	702
Net income from continuing operations	32,996	16,364	24,249
Income (loss) from discontinued operations, net of taxes	—	47,397	(15,454)

Net income (loss)	$32,996	$63,761	$8,795

	Year Ended December 31,
	2021	2020	2019
Revenue	100%	100%	100%
Operating expenses:
Cost of revenues	76	72	68
Salaries, commissions, and benefits	10	12	12
Selling, general, and administrative	5	5	5
Depreciation and amortization	2	3	3
Total operating expenses	93	92	87
Operating income	7	9	13
Interest expense	2	5	6
Other expense (income)	—	—	—
Income from continuing operations before income tax	5	4	6
Income tax expense (benefit)	—	—	—
Net income from continuing operations	5	3	6
Income (loss) from discontinued operations, net of taxes	—	10	(4)
Net income (loss)	5%	13%	2%

*	Percentages may not sum due to rounding

The comparability of our operating results for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019 was impacted by the acquisitions of Concourse in March of 2019 and Mapquest in September of 2019. In the discussion of our results of operations for these periods we may quantitatively disclose the impact of our acquired businesses to the extent they remain ascertainable. Expense contributions from our recent acquisitions for each of the respective period comparisons generally were not separately identifiable due to the integration of these businesses into our existing operations.

Comparison of the Years Ended December 31, 2021, 2020, and 2019

Revenue

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Revenue	$688,389	$475,977	$407,493	$212,412	45%	$68,484	17%

The increase in revenue in 2021 was primarily due to growth in our Owned and Operated segment. Owned and Operated revenue increased $215,383 driven by an increase in revenue per session ("RPS") of $0.04 and an increase of 545 million sessions. Partner Network segment revenue decreased $2,971 as sessions decreased by 317 million with RPS approximately flat.

The increase in revenue in 2020 was primarily due to growth in our Owned and Operated segment. Owned and Operated revenue increased $67,931 driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 171 thousand. Excluding revenue from our Concourse ($24,424 in 2020 compared to $15,193 in 2019 on a pro-forma basis to include the pre-acquisition period) and Mapquest ($27,317 in 2020 compared to $6,252 in 2019 on a pro-forma basis to include the pre-acquisition period) acquisitions, as well as revenue from our Social Publishing product line ($5,646 in 2020 compared to $39,303 in 2019) which was discontinued in April of 2020, Owned and Operated revenue increased $71,292, driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 81.5 million. Partner Network segment revenue increased $553 due to an increase of 261 thousand sessions and flat RPS.

Cost of revenue

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Cost of revenue	$521,113	$340,996	$275,770	$180,117	53%	$65,226	24%
Percent of revenue	76%	72%	68%

The increase in cost of revenues in 2021 was primarily due to an increase in user acquisition costs of $182,110 related to our Owned and Operated segment. 2021 user acquisition costs were $509,599 and drove 3.4 billion sessions to our Owned and Operated sites at a $0.15 cost per session (“CPS”) , compared to 2020 user acquisition costs of $327,489, which drove 2.8 billion sessions to our Owned and Operated sites at a $0.12 CPS. User acquisition costs accounted for 98% and 96% of total cost of revenue in 2021 and 2020, respectively.

The increase in cost of revenues in 2020 was primarily due to an increase in user acquisition costs of $66,554 related to our Owned and Operated segment. 2020 user acquisition costs were $327,489 and drove 2.8 billion sessions to our Owned and Operated sites at a $0.12 CPS, compared to 2019 user acquisition costs of $260,935, which drove 3.0 billion sessions to our Owned and Operated sites at a $0.09 CPS. User acquisition costs accounted for 96% and 95% of total cost of revenue in 2020 and 2019, respectively. Excluding user acquisition costs associated with our terminated Social Publishing product line, 2020 user acquisition costs were $322,275 compared to 2019 user acquisition costs of $226,639.

Excluding the impact of acquisitions and terminated business lines, user acquisition costs grew by $11,287 more than revenue in 2020 compared to 2019. This was as a result of the impact on COVID-19 on the digital advertising market, where O&O CPS and O&O RPS both increased by $0.03. As COVID-19’s impact on advertiser demand lessened towards the end of the year, O&O RPS has steadily increased, and we have not seen a similar trend YTD in 2021.

Segment adjusted gross profit for our Owned and Operated segment increased by $33,272 in 2021 compared to 2020, due to an increase in Owned and Operated revenue of $215,383, as described above, offset by an increase in user acquisition costs of $182,110, as described above.

Segment adjusted gross profit for our Owned and Operated segment increased by $1,377 in 2020 compared to 2019, due to an increase in Owned and Operated revenue of $67,931, as described above, offset by an increase in user acquisition costs of $66,554, as described above.

Salaries, commissions, and benefits

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Salaries, commissions, and benefits	$66,747	$55,548	$48,389	$11,199	20%	$7,159	15%
Percent of revenue	10%	12%	12%

The increase in salaries, commissions, and benefits was primarily due to an increase in the fair value of our former CEO’s profits interest of $5,392, an increase in salaries and bonus related expenses of $6,851 due to salary increases in 2021 to align with market rates and an increase in average headcount from 289 employees in 2020 to 320, and an increase in contractor costs of $1,523 to support the Company’s growth. These increases were partially offset by an increase in capitalized payroll costs as a result of higher capitalization of internally developed software costs, and decreases in profit-sharing distributions to Class B Unitholders of $2,760.

The increase in salaries, commissions, and benefits in 2020 was primarily due to an increase in Company headcount, which went from an average of 245 employees throughout 2019 to an average headcount of 289 in 2020, as well as a full year of expense in 2020 as compared to $1,900 in 2019 related to the 33 employees acquired as part of the Concourse and Mapquest acquisitions in 2019.

Selling, general, and administrative

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Selling, general, and administrative	$35,813	$22,979	$19,960	$12,834	56	$3,019	15%
Percent of revenue	5%	5%	5%

The increase in selling, general, and administrative expense was primarily due to an increase of $10,128 in costs related to the Business Combination, and an increase in network and bandwidth costs of $1,881, and an increase in audit fees of $776 as a result of the Business Combination.

The increase in selling, general, and administrative expense in 2020 was primarily due to increases in the fair value of contingent consideration related to the Concourse acquisition of $2,700 and an increase in one-time non-recurring costs related to the Business Combination of $1,323. These increases were partially offset by decreases in consulting costs of $1,220.

Depreciation and amortization

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Depreciation and amortization	$13,885	$13,832	$11,244	$53	—%	$2,588	23%
Percent of revenue	2%	3%	3%

The increase in depreciation and amortization expense was primarily due to an increase in amortization of internal-use software as a result of increase in software development activities to build and enhance the Company’s technology platform, partially offset by a decrease in amortization of intangible assets as they become fully amortized and there have been no acquisitions during 2021.

The increase in depreciation and amortization expense in 2020 was primarily due to increases in amortization of intangible assets of $1,758 as a result of a full year of amortization on our 2019 acquisitions, and an increase in amortization of internal-use software of $881 as a result of increase in software development activities to build and enhance the Company’s technology platform.

Interest expense

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Interest expense	$16,870	$24,351	$26,033	$(7,481)	(31)%	$(1,682)	(6)%

The decrease in interest expense was primarily due to a decrease in our outstanding loan balances. Our outstanding loan balance, excluding loan origination fees, was $172,038 and $183,674 at December 31, 2021 and 2020, respectively.

The decrease in interest expense in 2020 was primarily due to a decrease in interest rates owed on outstanding loan balance, as well as the impact of the paydown of our term loan balance in 2020. Outstanding loan balance, excluding loan origination fees, was $183,674 and $254,734 at December 31, 2020 and 2019, respectively.

Other expense

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Other expense	$—	$—	$1,146	$—	—%	$(1,146)	(100)%

The decrease in other expense in 2020 was primarily due to loss on disposal of an equity method investment in 2019.

Provision for (Benefit from) Income Taxes

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Provision for income taxes	$965	$1,907	$702	$(942)	(49)%	$1,205	172%
Effective tax rate	3%	10%	3%

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the years ended December 31, 2021 and 2020, primarily due to income (loss) from non-taxable pass-through entities, deferred tax impact of foreign rate change, and foreign rate differential.

Liquidity and Capital Resources

As of December 31, 2021 and 2020, we had cash and cash equivalents of $47,896, and $29,013, respectively, which consists of amounts held as bank deposits.

To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised, 84%, 2% and 5%, respectively, of the Company’s revenue for the nine months ended September 30, 2021, 83%, 4% and 4%, respectively, of the Company’s revenue for 2021, 82%, 5%, and 4%, respectively, of the Company’s revenue for 2020, and 75%, 7% and 8%, respectively of the Company’s revenue for 2019.

The Company has (i) two paid search advertising contracts with Google, (ii) one paid search advertising contract with Verizon Media, and (iii) one paid search advertising contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021 and has a two-year term through February 28, 2023. The other Google contract was renewed with an effective date of August 1, 2021 and has a two-year term through July 31, 2023. The Yahoo! contract (which consolidated three separate and pre-existing contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two-year through November 30, 2022. All arrangements under the Microsoft contract expired on November 30, 2021 and the parties have agreed to a three-month extension through February 28, 2022, and then the contract automatically renews on a month to month basis as the parties finalize a renewal or long-term extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.

We evaluate whether any conditions or events have occurred, individually and in the aggregate, that could raise substantial doubt about our ability to continue as a going concern for the twelve month assessment period from the date of this filing. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash flow from operations to meet our financial obligations including scheduled debt payments and maturities. Our term loan matures on August 22, 2022, at which time the balance is estimated to be approximately $148,000. Based on the Business Combination Agreement executed on January 27, 2022, the outstanding balance under the term loan was settled concurrent with the closing of the Business Combination. As a part of the Business Combination the Company entered into a new loan agreement on January 27, 2022 for a 5.5-year term loan with a principal of $400,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. Interest payments are due monthly at LIBOR plus 4.75% with a LIBOR floor of 0.50%. In addition, the Company also obtained a revolving line of credit of $50,000 on January 27, 2022. The new loan comes with a springing covenant, which goes into effect if the utilization on the Revolving Facility exceeds 35% at each quarter end after the effective date of the Business Combination, such that the first lien leverage ratio should not exceed 5.40. The Company has been able to and expect to continue to be able to make payments on the principal and interest on a timely basis.

The coronavirus pandemic has adversely affected the Company’s results of operations and the Company has experienced unpredictable reductions in demand for certain products and services. There is uncertainty around the duration and breadth of the COVID-19 pandemic and, as a result, the ultimate impact on the Company’s business, financial condition, or operating results cannot be reasonably estimated with certainty at this time. To the extent that existing capital resources and sales growth are not sufficient to fund future activities, the Company may need to raise capital resources through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all. Failure to raise additional capital, if and when needed, could have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

Debt

The Company has secured financing from Cerberus Business Finance, LLC. As of December 31, 2021 and December 31, 2020, the Company had principal, excluding loan origination fees, of $172,038 and $183,674 outstanding under a term loan. Payments of $1,750 are due quarterly. In addition, upon delivery of the most recent annual audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In June 2021, the Company made a payment of $4,600 for 2020. The Company also had a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of December 31, 2021 under the revolving line of credit.

Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2021 and December 31, 2020.

As of December 31, 2021, future minimum principal payments on debt were $172,038, all of which were due in 2022.

As part of the Business Combination with Trebia and Protected, System1 Midco, LLC, entered into a new loan agreement on January 27, 2022 for a 5.5-year term loan with a principal of $400,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. Interest payments are due monthly at LIBOR plus 4.75% with a LIBOR floor of 0.50%. In addition, the Company also obtained a revolving line of credit of $50,000 on January 27, 2022.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2021	2020	2019
	($ in thousands)
Net cash provided by operating activities	60,705	46,547	32,712
Net cash provided by (used in) investing activities	(6,535)	68,166	(42,757)
Net cash provided by (used in) financing activities	(34,585)	(128,075)	26,147

Operating Activities

Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our clients and related payments to our suppliers for advertising inventory and data. We typically pay suppliers in advance of collections from our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

In 2021, cash provided by operating activities of $60,705 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs, non-cash expenses of $22,632, and change in operating assets and liabilities of $5,077 primarily due to an increase in accounts payable of $20,756 due to increased user acquisition costs, and an increase in accrued expenses of $12,113 primarily related to the business combination. This was partially offset by a decrease in accounts receivable of $19,064 as a result of increased collections, an increase in prepaid assets of $4,968 due to an increase in vendor services to support the growth of the Company, and a decrease in long term liabilities of $3,842 primarily due to reclassification of the former CEO’s profit interest to short term liabilities.

In 2020, cash provided by operating activities of $46,547 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs, non-cash expenses of $24,527, and change in operating assets and liabilities of $11,516 primarily due to decrease in accounts receivable of $6,833 as a result of increased collections, and increase in accounts payable of $4,234 due to increased user acquisition costs.

Investing Activities

Our primary investing activities consist of acquisitions and divestitures of businesses, such as the acquisition of Mapquest and Concourse in 2019 as well as costs capitalized for internally developed software.

In 2021, cash used in investing activities of $6,535 resulted primarily from capitalized expenditures related to internal-use software development costs.

In 2020, cash provided by investing activities of $68,166 resulted primarily from the sale of the Company’s interest in Protected of $74,544, offset by capitalized expenditures related to internal-use software development costs of $6,112.

Financing Activities

Our financing activities consisted primarily of borrowings and repayments of our debt, distributions to members related to tax obligations, acquisition related contingent consideration and or proceeds from the sale of assets.

In 2021, cash used in financing activities of $34,585 resulted primarily from repayments of debt of $11,636, payment of acquisition related contingent consideration of $5,000 related to the acquisition of Startpage, $1,715 related to the acquisition of Concourse, distributions to members of $14,579, and the issuance of a related party loan of $1,500.

In 2020, we used $128,075 of cash in financing activities, consisting of $78,285 of net debt repayments on our term loan and line of credit, $28,765 of distributions to members related to the sale of the Company’s interest in Protected, $17,780 tax distributions to members, and payment of $5,500 of contingent consideration related to our 2018 acquisition of Startpage.

Off-Balance Sheet Arrangements

We do not have any relationships with entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.

Contractual Obligations and Known Future Cash Requirements

Leases

The Company leases office facilities under noncancelable operating lease agreements. The Company leases such facilities in Venice and Marina del Rey, California; Bellevue, Washington; Guelph, Canada; and Atlanta, Georgia. Rent expense was $2,221, $2,262 and $1,825 for the years ended December 31, 2021, 2020 and 2019, which were included in the selling, general, and administrative expenses. The Venice office facilities were on two-year renewable leases. The Bellevue lease is valid until May 2025. The Guelph, Canada, lease was valid until September 2021.

In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial term of the lease is in effect until November of 2025 with no renewal periods. The Venice office leases expired in October 2021 and were not renewed. The Guelph, Canada office space expired in September 2021 and is on a monthly renewal plan. As of December 31, 2021, the expected future operating lease obligations is as follows:

	Payments Due by Period
	Less than 1 Year	1 -3 Years	3 - 5 Years	More than 5 Years	Total
	(in thousands)
Operating lease obligations	$1,957	$3,900	$1,663	$—	$7,520

Service Agreements

On June 18, 2021 the Company entered into an agreement with a service provider whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021.

Executive Compensation

Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is subject to a participation threshold of $300,000 (which was subject to adjustment as set forth in the S1 Holdco operating agreement) and a four-year vesting term (which is accelerated if a qualifying change in control transaction occurs). The Company recorded a liability for this arrangement of $4,237 as of December 31, 2020.

In January 2021, the Company notified Ian Weingarten, its Chief Executive Officer since April 2019, of its decision to terminate his employment with the Company as of February 2021. In connection with such termination, the Company agreed to payment of separation pay benefits consistent with the terms of Mr. Weingarten’s Employment Agreement, including the payment of the liability accrued for the cash-settled profit interest of 5% of S1 Holdco, LLC, which was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated). In January 2022, in connection with the closing of the Business Combination, the vested portion of Mr. Weingarten’s Profits Interest was paid in full, and there are no further amounts due to Mr. Weingarten.

Contingencies

From time to time, System1 is subject to contingencies that arise in the ordinary course of business. System1 records an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. System1 does not currently believe the resolution of any such contingencies will have a material adverse effect upon System1’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.

Business combinations

The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over identifiable assets is recorded as goodwill. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair value based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.

Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.

The determination of fair values requires us to make significant estimates and assumptions. These estimates include, but are not limited to future expected cash flows from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2021, 2020, and 2019 there were no impairment charges recorded on goodwill. In 2021 and 2019, the Company performed qualitative goodwill impairment assessments and concluded that there were no qualitative impairment indicators. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020. The fair values exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020.

Share-based compensation

On January 1, 2019, the Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. The adoption of ASU 2018-07 resulted in a change in the accounting for awards to nonemployees. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share- based compensation expense on a straight-line basis over the vesting period, which is generally four years. The assumptions used in the Black-Scholes model referred to above are based upon the following:

•

Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by the Company’s management with input from contemporaneous valuation reports prepared by a third-party valuation specialist.

•

Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post- vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•

Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

Recently Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 of the Audited Consolidated Financial Statements.

Quantitative and Qualitative Disclosure about Market Risk

We have operations within the U.S. and internationally, and we are exposed to market risks in the ordinary course of our business. These risks include primarily inflation, interest rate, credit risk, and foreign currency exchange risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding principal amounts, excluding loan origination fees, of $172,038 and $183,674 as of December 31, 2021 and December 31, 2020 a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $1,700 annually.

Credit Risk

Financial instruments that potentially subject System1 to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. System1 deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured and are derived from advertisers located within the United States. Credit risk is concentrated in two customers, who accounted for 82% and 80% of the accounts receivable balance as of December 31, 2021 and December 31, 2020. System1 has historically experienced insignificant credit losses. System1 maintains allowances for estimated credit losses based on management’s assessment of the likelihood of collection.

Foreign Currency Exchange Rate Risk

The functional currency of the company’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the consolidated balance sheet date. Operating accounts are translated at an average rate of exchange for the respective accounting periods. Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive income (loss). Transaction gains and losses reflected in the functional currencies are charged to income or expense at the time of the transaction.